Exhibit 99.1

                                                   NEWS RELEASE
                                                   Contact: Ray Link
                                                   Chief Financial Officer
                                                   Sawtek Inc.
                                                   Tel:  407/884-3344
                                                   Fax:  407/886-7061
                                                   E-mail:  rl@sawtek.com
For Immediate Release

                     SAWTEK PROVIDES UPDATE OF KOREAN MARKET
                             IMPACT AND OTHER EVENTS

Orlando, Florida, February 6, 1998 ------- Sawtek Inc. (Nasdaq: SAWS) today commented on the potential impact of the Korean market and other events.

Sawtek posted revenue of $24.2 million for the quarter ended December 31, 1997 which included approximately $5.3 million, or 22% of the total, from various Korean customers. The Company's backlog in mid-January included approximately 20% of scheduled production for the January-March 1998 quarter of business from Korean customers. The Company has recently received a request from a major Korean customer for a partial cancellation of orders for this quarter and the June 1998 quarter. The Company is still in negotiations with this customer and is uncertain of the ultimate impact this request for partial order cancellation may have on Sawtek's operating results.

Qualcomm Incorporated of San Diego, CA publicly announced on February 5, 1998 that it is reducing its order forecast for the Q-phone. Qualcomm and its joint venture QPE, collectively have been a 10% customer for Sawtek in the past. To date, Sawtek has not received any order cancellations from Qualcomm. At present, the orders for filters for the Q-phone represent less than 1% of total backlog and the Q-phone represented less than 1% of Sawtek's sales in the past and less than 1% of projected revenue for the current fiscal year. Sawtek does supply filters to Qualcomm and QPE for base station applications and the QCP model phone. Qualcomm stated that demand for the QCP models remains strong. Furthermore, Sawtek does not provide products to Qualcomm for Applications Specific Integrated Circuits (ASICS). In summary, the Company believes that the impact of the Qualcomm announcement will be minor to the Company's operating results for the current quarter.

The Company's business from other customers in both the U.S. and Europe remains strong and some of these customers have requested to accelerate shipments which may offset the near-term impact of potential order cancellations from Korean customers. The Company expects that revenue for the quarter ended March 1998 will exceed revenues for the quarter ended December 31, 1997.

Sawtek Inc. is a leading supplier of electronic signal processing components based on surface acoustic wave ("SAW") technology. The Company's primary focus is custom designed, high-performance bandpass filters, resonators, delay lines, oscillators and SAW-based subsystems. These products are used in a wide array of microwave and radio frequency systems such as CDMA and GSM-based digital telephone systems, digital microwave radios, wireless local area networks, cable television, and a variety of defense and satellite systems.

Sawtek trades on the Nasdaq National Market under the symbol "SAWS."
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Forward-looking  statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this release should be read as being applicable to all related forward-looking statements wherever they appear in this release. The Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the following: the Company's dependence on continuing demand for wireless communications services and CDMA technology, particularly CDMA handset units; economic recessions in the Asia-Pacific region or other geographic areas of the world; dependence on a limited number of customers, which are expected to continue to account for a high percentage of the Company's future net sales; fluctuations in the Company's quarterly results and backlog which may be caused by such factors as product mix changes, price competition, availability of manufacturing capacity, and customer order cancellation or rescheduling; the Company's dependence on its timely development of new or improved SAW products (such as SAW chemical sensors) to meet changing market needs; the risk of competing technologies which could replace or reduce the use of SAW technology for certain applications, as well as other risks as discussed in Sawtek's SEC reports, including Form 10-K filed for fiscal year 1997 and Form 10-Q filed for the quarter ended December 31, 1997.